As filed with Securities and Exchange Commission on July 6, 2007                                            Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUIDEL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-2573850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10165 McKellar Court

San Diego, California 92121

(858) 552-1100

(Address, including zip code, and telephone number,

including area code, of Registrant’s Principal Executive Offices)

QUIDEL CORPORATION 2001 EQUITY INCENTIVE PLAN

(Full Title of Plan)

Caren L. Mason

President and Chief Executive Officer

QUIDEL CORPORATION

10165 McKellar Court

San Diego, California 92121

(858) 552-1100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark W. Shurtleff

GIBSON, DUNN & CRUTCHER LLP

4 Park Plaza, Suite 1700

Irvine, California 92614-8557

(949) 451-3800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,000,000	$17.685	$35,370,000	$1,085.86

(1)                                Represents an additional 2,000,000 shares of Quidel’s common stock issuable under the Quidel Corporation 2001 Equity Incentive Plan.

(2)                                Also includes associated preferred stock purchase rights to purchase shares of Quidel’s common stock, which rights are not currently separable from the shares of common stock and are not currently exercisable. Pursuant to Rule 416(a), this Registration Statement also covers shares issued pursuant to antidilution provisions set forth in the Quidel Corporation 2001 Equity Incentive Plan.

(3)                                Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and the low price of Quidel’s common stock as reported on July 2, 2007 on the Nasdaq Global Market.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Quidel Corporation, a Delaware corporation (“Quidel”), to register 2,000,000 additional shares of Quidel common stock issuable under the Quidel Corporation 2001 Equity Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

*                                         Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents, which previously have been filed by Quidel with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

a)                                    Quidel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

b)                                    Quidel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

c)                                     All other reports filed by Quidel pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2006;

d)                                    The description of Quidel’s common stock contained in the Registration Statement on Form 8-A dated February 28, 1983, including any amendment or report filed for the purpose of updating such description; and

e)                                     The description of Quidel’s preferred stock purchase rights contained in the Registration Statement on Form 8-A filed on January 14, 1997, including any amendment or report filed for the purpose of updating such description.

All documents filed by Quidel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Quidel is a Delaware corporation.  Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of a corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Chancery Court or court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1)  to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

(2)  any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders;

(3)  expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate;

(4)  the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and

(5)  the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article 10 of the Company’s Certificate of Incorporation relieves its directors from monetary damages to the Company or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.  Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company.

The Company’s Bylaws provide that the Company shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, by reason of the fact that he is or was a director of officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

To implement the provisions of the DGCL and our Bylaws, we have entered into Indemnification Agreements with each of our directors and officers.  The provisions of the Indemnification Agreements parallel the portions of the Bylaws described above.  Absent the Indemnification Agreements, the indemnification that might be available to directors and officers could be changed by amendment to our Certificate of Incorporation and Bylaws.  In the event of changes, after the date of such Indemnification Agreements, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, such changes shall be, ipso facto, within the purview of the rights and obligations under the Indemnification Agreements.  We may seek directors and officers liability insurance against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit No.	Description

4.1	Certificate of Incorporation of Quidel Corporation, as amended (filed as Exhibit 3.1 to Quidel’s current Report on Form 8-K dated February 26, 1991 and incorporated herein by reference).

4.2

Certificate of Designations of the Series B Preferred Stock of Quidel Corporation (filed as Exhibit 4.1 to the Quidel’s Current Report on Form 8-K dated January 5, 1995, and incorporated herein by reference).

4.3

Certificate of Designation of Rights, Preferences, Privileges and Restrictions of series C Junior Participating Preferred Stock of Quidel Corporation (filed as Exhibit A of Exhibit 1 to Quidel’s Registration Statement on Form 8-A dated January 8, 1997, and incorporated herein by reference).

4.4	Bylaws, as amended, of Quidel Corporation (filed as Exhibit 3.2 to Quidel’s Current Report on Form 8-K dated August 9, 2000, and incorporated herein by reference).

4.5

Amended and Restated Rights Agreement dated as of December 29, 2006 between Quidel Corporation and American Stock Transfer and Trust Company, as Rights Agent (filed as Exhibit 4.1 to Quidel’s Current Report on Form 8-K dated December 29, 2006, and incorporated herein by reference).

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto).

24	Power of Attorney (contained on signature page hereto).

99.1	Amended and Restated Quidel Corporation Equity Incentive Plan (filed as Exhibit 10.1 to Quidel’s Current Report on Form 8-K dated May 7, 2007, and incorporated herein by reference).

Item 9.           Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 6, 2007.

QUIDEL CORPORATION

By:	/s/ Caren L. Mason
	Name:	Caren L. Mason
	Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Caren L. Mason and John M. Radak, and each of them with full power of substitution and with full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

July 6, 2007

/s/ Caren L. Mason	/s/ Douglas S. Harrington
Caren L. Mason	Douglas S. Harrington, M.D.
Chief Executive Officer	Director
(Principal Executive Officer);

Director

/s/ John M. Radak	/s/ Rod F. Dammeyer

John M. Radak	Rod F. Dammeyer
Chief Financial Officer	Director
(Principal Financial Officer and Accounting Officer)

/s/ Mark A. Pulido	/s/ Mary Lake Polan

Mark A. Pulido	Mary Lake Polan, M.D., Ph.D., M.P.H.
Chairman of the Board	Director
Director

/s/ Thomas D. Brown	/s/ Jack W. Schuler

Thomas D. Brown	Jack W. Schuler
Director	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of Quidel Corporation, as amended (filed as Exhibit 3.1 to Quidel’s current Report on Form 8-K dated February 26, 1991 and incorporated herein by reference).

4.2

Certificate of Designations of the Series B Preferred Stock of Quidel Corporation (filed as Exhibit 4.1 to the Quidel’s Current Report on Form 8-K dated January 5, 1995, and incorporated herein by reference).

4.3

Certificate of Designation of Rights, Preferences, Privileges and Restrictions of series C Junior Participating Preferred Stock of Quidel Corporation (filed as Exhibit A of Exhibit 1 to Quidel’s Registration Statement on Form 8-A dated January 8, 1997, and incorporated herein by reference).

4.4	Bylaws, as amended, of Quidel Corporation (filed as Exhibit 3.2 to Quidel’s Current Report on Form 8-K dated August 9, 2000, and incorporated herein by reference).

4.5

Amended and Restated Rights Agreement dated as of December 29, 2006 between Quidel Corporation and American Stock Transfer and Trust Company, as Rights Agent (filed as Exhibit 4.1 to Quidel’s Current Report on Form 8-K dated December 29, 2006, and incorporated herein by reference).

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5 hereto).

24	Power of Attorney (contained on signature page hereto).

99.1	Amended and Restated Quidel Corporation Equity Incentive Plan (filed as Exhibit 10.1 to Quidel’s Current Report on Form 8-K dated May 7, 2007, and incorporated herein by reference).